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                                  [LETTERHEAD]


January 12, 2000

Mr. Ben Perkins
Advest Healthcare Investment Banking
100 Federal Street, 29th Floor
Boston, Massachusetts 02110

Dear Mr. Perkins:

Pursuant to our conversation today, please be advised that Faulkner & Gray consents to the use of the information accredited to us in the VantageMed registration statement.

Because Faulkner & Gray publishes information in many fields, you might find it useful to add that the data comes from the HEALTH DATA DIRECTORY, 2000 EDITION.

Please let me know if I can be of further assistance.

Sincerely,

/s/ Bill Briggs

Bill Briggs
Editor & Publisher
Health Data Directory
Faulkner & Gray Inc.